For period ending October 31, 1995                                  Exhibit 77C
File Number 811-5613

                         Global Income Plus Fund Inc.

An annual meeting of shareholders was held on May 25, 1995, at which the following proposals were approved:


PROPOSAL 1

                                              Shares For as a
                                                % of Total
                               Shares For         Shares                             Shares
                                 Voted          Outstanding      Shares Against    Abstaining
                               ----------     ---------------    --------------    ----------
To vote for or against        14,577,861.3          59%            391,463.9       9,714,461.9
the approval of an
Agreement and Plan of
Reorganization and
Liquidation between
PaineWebber Global
Income Fund and the
Fund.



PROPOSAL 2

    To Vote For or                             Shares For as a      Shares
     Against the                Shares For       % of Total       Withholding
Election of Directors:            Voted         Shares Voted       Authority
----------------------          ----------     ---------------    -----------

E. Garrett Bewkes              23,839,020.1        96.59%          844,767.1

Meyer Feldberg                 23,858,268.2        96.6%           825,519.0

George W. Gowen                23,870,691.0        96.7%           813,096.2

Frederic V. Malek              23,867,463.7        96.7%           816,323.5

Frank P.L. Minard              23,859,354.6        96.6%           824,432.5

Judith Davidson
 Moyers                        23,870,450.9        96.7%           813,336.3

Thomas F. Murray               23,832,517.6        96.5%           813,269.5


PROPOSAL 3

                                              Shares For as a
                                                % of Total
                               Shares For         Shares                             Shares
                                 Voted             Voted         Shares Against    Abstaining
                               ----------     ---------------    --------------    ----------
To vote for or against        23,792,392.9          96.3%          606,396.3       284,998.0
the ratification of the
selection of Price
Waterhouse LLP as the
Fund's independent
accountants for the
fiscal year ending
October 31, 1995.
